EXHIBIT 99
                               WHITMAN CORPORATION
                  1998 PRO FORMA SELECTED FINANCIAL INFORMATION
               (UNAUDITED AND IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                               Pro Forma 1998 (1)
                                               ---------------------------------------------------------------------------------
                                               1st Quarter      2nd Quarter       3rd Quarter      4th Quarter        Full Year
                                               -----------      -----------       -----------      -----------       -----------
Sales:
     Domestic (3)                              $     433.6      $     506.1       $     612.4      $     487.2       $   2,039.3
     International (3)                                44.0             74.0              73.7             48.6             240.3
                                               -----------      -----------       -----------      -----------       -----------
     Total (3)                                 $     477.6      $     580.1       $     686.1      $     535.8       $   2,279.6
                                               ===========      ===========       ===========      ===========       ===========
Operating income:
     Domestic                                  $      50.8      $      74.4       $      99.0      $      56.7       $     280.9
     International                                   (18.8)            (8.9)             (3.3)           (11.3)            (42.3)
     Amortization expense                              9.8              9.8               9.8              9.7              39.1
                                               -----------      -----------       -----------      -----------       -----------
     Total                                            22.2             55.7              85.9             35.7             199.5
     PepsiCo overhead charges, net (4)                (2.8)            (2.8)             (3.4)            (2.8)            (11.8)
                                               -----------      -----------       -----------      -----------       -----------
     Total                                     $      19.4      $      52.9       $      82.5      $      32.9       $     187.7
                                               ===========      ===========       ===========      ===========       ===========
Income from continuing operations (3)          $       1.3      $      12.4       $      19.5      $       3.3       $      36.5
                                               ===========      ===========       ===========      ===========       ===========
Income per share - basic (3)                   $      0.01      $      0.09       $      0.14      $      0.02       $      0.26
                                               ===========       ==========       ===========      ===========       ===========
Income per share - diluted (3)                 $      0.01      $      0.09       $      0.14      $      0.02       $      0.26
                                               ===========      ===========       ===========      ===========       ===========
EBITDA (2):
     Domestic                                  $      66.4      $      89.4       $     118.2      $      81.1       $     355.1
     International                                    (8.2)             1.0               4.2             (2.3)             (5.3)
                                               -----------      -----------       -----------      -----------       -----------
     Total                                            58.2             90.4             122.4             78.8             349.8
     PepsiCo overhead charges, net (4)                (2.8)            (2.8)             (3.4)            (2.8)            (11.8)
                                               -----------      -----------       -----------      -----------       -----------
     Total                                     $      55.4      $      87.6       $     119.0      $      76.0       $     338.0
                                               ===========      ===========       ===========      ===========       ===========



See notes accompanying this selected financial information.

Notes to Pro Forma Selected Financial Information:

(1) The unaudited pro forma selected financial information contained in this exhibit should be read in conjunction with the Company's Annual Report on Form 10-K/A for the fiscal year ended January 2, 1999, the proxy statement/prospectus dated April 19, 1999, and the Company's Quarterly Reports on Form 10-Q for the quarters ended April 3, 1999 and July 3, 1999. This pro forma selected financial information gives effect to the following transactions assuming they occurred at the beginning of Whitman Corporation's 1998 fiscal year:

       - The March, 1999, sales by Pepsi General of its bottling operations and the respective assets and liabilities of the franchise territories located in Marion, Virginia; Princeton, West Virginia; and the St. Petersburg area of Russia to PepsiCo and removal of their respective 1998 operating results.

       - The May, 1999, acquisitions of the domestic and international territories from PepsiCo and the inclusion of their respective 1998 operating results, including amortization of goodwill associated with the purchase.

       - The recognition of interest and debt issuance costs associated with debt incurred in the acquisition of the domestic and international territories from PepsiCo. This pro forma presentation also assumes that debt, together with related interest, was incurred for the repurchase of 16 million shares of Whitman Corporation common stock, which was part of the PepsiCo transaction.

       - The elimination of interest expense allocated to the acquired territories by PepsiCo on debt that was not assumed by Whitman.

       - The elimination of corporate charges previously paid to PepsiCo by Pepsi General prior to the transaction.

       -   The elimination of PepsiCo's 20% minority interest in Pepsi General.

       - The acquisition of the acquired territories from PepsiCo is accounted for under the purchase method. Pro forma earnings per share is based upon an assumed 139.1 million shares outstanding after completing all transactions.

(2) EBITDA is defined as income before income taxes plus the sum of interest, depreciation and amortization. Information concerning EBITDA has been presented because it is expected to be used by certain investors as a measure of operating performance and a measure of the ability to service potential debt. EBITDA is not required by Generally Accepted Accounting Principles ("GAAP") and, accordingly, should not be considered an alternative to income from continuing operations or any other measure of performance required by GAAP. Additionally, it should not be used as a measure of cash flow or liquidity under GAAP.

(3) Pro forma financial information for the fiscal year 1998 was included in the Company's Annual Report on Form 10-K/A for the fiscal year ended January 2, 1999 and in the proxy statement/prospectus dated April 19, 1999. Based on certain events that have occurred in 1999, there is an impact on the comparability of the previous pro forma results for 1998 when compared to 1999. These events include: a change in the Company's reporting calendar to a 52/53 week fiscal year ending on the Saturday closest to December 31; certain differences in account classifications in the 1999 current year's presentation; the discontinuation of the management fee allocation by PepsiCo to the acquired territories; the payment by Whitman of fees to PepsiCo, or its designee, for support services related to the acquired domestic territories; and a change in the effective tax rate reflecting tax benefits associated with the foreign losses. The impact of the change in the Company's reporting calendar has only been reflected in sales, while no change has been reflected in income from continuing operations or income per share for the calendar change. The impact had these events occurred effective January 1, 1998 would result in the following pro forma selected financial information for 1998:

                                                                                  Pro Forma 1998
                                                     ---------------------------------------------------------------------------
                                                     1st Quarter     2nd Quarter     3rd Quarter     4th Quarter      Full Year
                                                     -----------     -----------     -----------     -----------     -----------
       Sales:

       Domestic                                      $     447.3     $     548.2     $     610.8     $     476.0     $   2,082.3
       International                                        44.0            74.0            74.6            49.7           242.3
                                                     -----------     -----------     -----------     -----------     -----------
       Total                                         $     491.3     $     622.2     $     685.4     $     525.7     $   2,324.6
                                                     ===========     ===========     ===========     ===========     ===========
       Income from continuing operations             $       3.5     $      21.2     $      32.9     $       6.8     $      64.4
                                                     ===========     ===========     ===========     ===========     ===========
       Income per share - basic                      $      0.03     $      0.15     $      0.24     $      0.05     $      0.46
                                                     ===========     ===========     ===========     ===========     ===========
       Income per share - diluted                    $      0.02     $      0.15     $      0.23     $      0.05     $      0.46
                                                     ===========     ===========     ===========     ===========     ===========

(4) PepsiCo overhead charges, net, represent the PepsiCo overhead charges originally allocated to the acquired U.S. and international territories, offset by costs for support services incurred by New Whitman related to the acquired U.S.
       territories.